Exhibit 10.1

May 3, 2023

Bruce Schuman

Employment Offer – Chief Financial Officer

Dear Bruce,

Congratulations! On behalf of Vacasa LLC, its subsidiaries, affiliates, successors or assigns (together, the “Company”), we would like to offer you the position of Chief Financial Officer. This letter outlines the terms of a conditional offer of employment with the Company and summarizes compensation and other benefits you will receive if this offer is accepted in a timely manner and all of the below conditions are met.

Title and Salary: The Company offers to employ you as Chief Financial Officer, with a salary of $425,000 per annum, less applicable deductions and withholdings. You will be paid on a once-every-two-weeks basis for the percentage of salary accrued during such period.  For clarity, if your employment with the Company ends for any reason, you shall immediately cease earning salary, and you will be paid on a pro-rated basis for the amount of salary accrued during such final pay period. Additionally, since this is an exempt position, you are not entitled to overtime.

Performance Bonus: Beginning in 2023, you will be eligible for an annual discretionary performance bonus of up to 50% of your base salary, subject to meeting certain performance criteria as will be set and communicated to you by the CEO of the Company and the Vacasa, Inc. Board of Directors (the “Board”), or a committee of the Board, in their sole discretion. You will be required to remain employed with the Company through the date any such bonus is paid in order to earn the bonus. Any performance bonus earned for 2023 will be prorated based on the number of days during the year that you are employed with the Company.
Initial Equity Awards: At the first regular meeting of the compensation committee of the Board following your employment start date, the Company will recommend to the compensation committee that you be granted an award of Vacasa, Inc. restricted stock units (“RSUs”) and an award of Vacasa, Inc. performance stock units (“PSUs”) in respect of shares of Vacasa, Inc. Class A common stock (“Common Stock”), each under the Vacasa, Inc. 2021 Incentive Award Plan (the “Plan”). The number of RSUs underlying the RSU award will be 651,520 and the number of PSUs underlying the PSU award will be 651,520.
The RSU award will vest as to 25% of the total RSUs on the first anniversary of your employment start date, and as to 1/16th of the total RSUs on each quarterly anniversary thereafter, subject to your continued service to the Company through the applicable vesting date. Once granted, the RSU award will be subject to the terms of the Plan and an RSU award agreement substantially in the form most recently approved by the Board or its compensation committee, which terms will supersede the description of the award in this letter.
The PSU award will be subject to the terms of the Plan, and the time-vesting, performance-vesting, and other terms set forth in the PSU award agreement attached hereto as Exhibit A.
Refresh Equity Awards: Subject to your continued employment with the Company, beginning in 2024 you will be eligible to participate in Vacasa, Inc.’s annual refresh equity award program, if any, subject to meeting certain performance criteria as will be set and communicated to you by the CEO of the Company and the Board, or a committee of the Board, in their sole discretion. Any such refresh awards will consist of an award of RSUs and an award of PSUs under Vacasa, Inc.’s then-current equity incentive plan. Subject to approval by the Board or its compensation committee at the time of grant, (i) assuming that the Board or its compensation committee sets a three-year time-vesting schedule for a refresh award, the total aggregate number of RSUs and PSUs underlying your refresh awards will be determined by dividing $500,000 by a value per share of Common Stock that is determined by the Board or its compensation committee in its discretion, using any methodology that the Board or its compensation committee deems appropriate, and (ii) at least 50% of the refresh awards for a particular year shall be comprised of PSUs. If a time-vesting schedule other than three years applies to refresh awards, then the collective value of the awards would be proportionately adjusted (e.g., for a four-year time-vesting schedule, the collective value of the awards would be 133.33% of the value of awards with a three-year time-vesting schedule). Each refresh RSU award shall vest over a period of time that is consistent with the refresh RSU awards granted to the Company’s other senior executives for the applicable year, as determined by the Board or its compensation committee, subject to your continued service with the Company through the applicable vesting date. Each refresh PSU award shall have performance metrics and other terms that are consistent with the refresh PSU awards granted to the Company’s other senior executives for the applicable year, as determined by the Board or its compensation committee. Once granted, each refresh award will be subject to the terms of Vacasa, Inc.’s then-current equity incentive plan and an award agreement evidencing the award. Notwithstanding anything to the contrary herein, all awards are subject to Board or compensation committee approval and will be made on terms and in amounts as approved by the Board or its compensation committee in its sole discretion.

Potential Termination Payments and Benefits: You will be eligible for the severance and change in control benefits set forth in the Change in Control and Retention Agreement attached hereto as Exhibit B (the “Retention Agreement”), subject to the terms and conditions thereof.

Location of Position & Start Date: Your position is located at the Company’s headquarters in Portland, Oregon and at your home office in the Portland metropolitan area; provided, however, that you will be required to travel to other Company locations, as necessary. The Company will pay or otherwise reimburse you for the reasonable cost of flights between Portland, Oregon and other Company locations, and the Company will provide accommodations or pay or reimburse you for the reasonable cost of accommodations in respect of time spent in such Company locations in the performance of your duties and responsibilities hereunder, subject in each case to the terms of the Company’s travel policies. All reimbursement requests made pursuant to this section are subject to the Company’s reimbursement policy, including appropriate substantiation for any such requests. Transfer or reassignment to other positions or locations is not permitted without prior written approval from the Company’s CEO. You will be expected to start employment on June 1, 2023 or such other date as is mutually agreed between you and the Company.

Benefits: You will be eligible to participate in the Company’s benefit plans, programs and arrangements in accordance with their terms, including applicable eligibility requirements. The Company currently offers the following benefits: i) medical insurance; ii) dental insurance; iii) vision insurance; iv) eligibility to participate in the Company 401(k) plan; and v) standard holiday pay. You will also be eligible to take time off in accordance with the Company’s non-accrued vacation policy, and for paid sick leave in accordance with Company policy and applicable law. All benefits are subject to change and the full terms and conditions applicable to your eligibility for benefits are set forth in the benefit plan documents or the Employee Handbook. If this description of benefits differs from the terms and conditions set forth in the plan documents or the Employee Handbook, the plan documents or Employee Handbook will control. In addition, Vacasa, Inc. will enter into its standard form of Indemnification and Advancement Agreement (the “Indemnification Agreement”) with you.

At-Will Employment: The Company is an at-will employer. This means that you may terminate your employment with the Company at any time and for any reason whatsoever, with or without cause or advance notice. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. The at-will employment relationship cannot be changed except in a writing signed by the CEO of the Company.

Background Check and Ability to Work: This offer is contingent upon your successful completion of a background screen and reference check and your ability to provide the necessary original documents needed to satisfactorily complete the Form I-9 of the US Citizenship & Immigration Service. No employment shall commence until you have provided the aforementioned documents. Once you sign and return this letter, a Company representative will contact you for additional information needed to commence the background check and screening.

Agreement Regarding Confidential Information, Non-Competition, Non-Solicitation, and Invention Assignment: It is a condition of this offer that you must sign an At-Will Employment, Confidential Information, Non-Competition, Non-Solicitation and Invention Assignment Agreement (“Confidentiality Agreement”) that contains requirements for the protection of the Company’s business. A copy of the Confidentiality Agreement is enclosed for your review and execution.

Dispute Resolution Agreement: The Company has adopted a Dispute Resolution Agreement (the “DR Agreement”), which is enclosed, under which disputes that might arise would be resolved through arbitration. Please review the DR Agreement. If you do not wish to be bound by the dispute resolution procedures outlined in the DR Agreement, you must follow the instructions in paragraph 2 of the DR Agreement.
Company Policies and Conflicts: As a Company employee, you are expected to abide by the Company’s rules and standards. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any information to the Company of your former employer, and that, in performing your duties for the Company, you will not in any way utilize any such information or any third party confidential information of any other entity.
Final Agreement: This letter, along with the Confidentiality Agreement, the DR Agreement, the Retention Agreement, the Indemnification Agreement, and agreements relating to the initial RSU and PSU awards, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements regarding the same, whether written or oral.

Expiration: Please indicate your acceptance of this conditional offer of employment by signing and returning this letter and the enclosed Confidentiality Agreement and DR Agreement to me by email or in person. This offer expires at 5:00pm PST on May 5, 2023.

We look forward to you joining the Vacasa team.

Sincerely,

/s/ Rob Greyber

Rob Greyber
Vacasa

Agreed and Accepted:

_/s/ Bruce Schuman__________________________________            _May 3, 2023________________________
Signature:        Bruce Schuman                    Date

EXHIBIT A

PSU Award Agreement

EXHIBIT B

Change in Control and Retention Agreement